Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
EMAX Solution Partners, Inc.:


We consent to the incorporation by reference in this Registration Statement on Form S-8 of SciQuest.com, Inc. of our report dated March 6, 2000, except for note 11, which is as of March 13, 2000, with respect to the consolidated balance sheets of EMAX Solution Partners, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, which report is included in the Form 8-K of SciQuest.com, Inc. dated March 22, 2000.


/s/  KPMG LLP

Philadelphia, Pennslyvania
August 22, 2000